As filed with the Securities and Exchange Commission on November 30, 2023

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Globus Medical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	04-3744954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2560 General Armistead Avenue

Audubon, PA 19403

(610) 930-1800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2014 Equity Incentive Plan of NuVasive, Inc.

2015 Ellipse Technologies, Inc. Incentive Award Plan

Globus Medical, Inc. 2021 Incentive Plan, as amended

(Full title of the plans)

Kelly G. Huller

Senior Vice President, General Counsel

Globus Medical, Inc.

2560 General Armistead Avenue

Audubon, PA 19403

(610) 930-1800

Copies to:

Rachael M. Bushey, Esq.

Jennifer L. Porter, Esq.

Laura K. Umbrecht, Esq.

Goodwin Procter LLP

2005 Market Street, 32nd Floor

Philadelphia, PA 19103

(445) 207-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

On February 8, 2023, Globus Medical, Inc. (the “Company” or “Registrant”), Zebra Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub ”) and NuVasive, Inc., a Delaware corporation (“NuVasive”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, Merger Sub merged with and into NuVasive, with NuVasive surviving as a wholly owned subsidiary of the Company (the “Merger”). On September 1, 2023, the Merger was consummated.

At the effective time of the Merger (the “Effective Time”), certain outstanding equity awards granted pursuant to the 2015 Ellipse Technologies, Inc. Incentive Award Plan (the “2015 Ellipse Plan”) and the 2014 Equity Incentive Plan of NuVasive, Inc. (together with the 2015 Ellipse Plan, the “NuVasive Plans”) that were outstanding immediately prior to the Effective Time were assumed by the Company and converted into awards covering shares of the Company’s Class A common stock, par value $0.001 (such assumed awards, the “Assumed Awards”). Each Assumed Award will remain subject to the terms and conditions that applied to the underlying award agreement immediately prior to the Effective Time, except that the number of shares of common stock subject to each Assumed Award will be adjusted in accordance with the terms of the Merger Agreement. Further, in connection with the Merger, the Company assumed the 2015 Ellipse Plan and the remaining unallocated shares reserved under the 2015 Ellipse Plan (as adjusted in accordance with the terms of the Merger Agreement) became available for awards under the 2015 Ellipse Plan as administered by the Company, provided that such awards may only be made to individuals who were not employees or members of the board of directors of the Company prior to the Effective Time and to individuals who were not employees or members of the board of directors of NuVasive prior to February 11, 2016. This Registration Statement on Form S-8 (the “Registration Statement”) registers an aggregate of 1,529,736 shares of the Company’s common stock that may be issued pursuant to such Assumed Awards and additional awards that may be issued under the 2015 Ellipse Plan.

In addition, this Registration Statement registers an additional 6,000,000 shares of the Company’s Class A common stock, issuable pursuant to the Globus Medical, Inc. 2021 Incentive Plan, as amended (the “2021 Plan”). These additional shares of Class A common stock have become reserved for issuance as a result of amendments to the 2021 Plan as approved by the Company’s stockholders at the Annual Meetings of Stockholders held on June 2, 2022 and June 7, 2023. Upon the effectiveness of this Registration Statement, an aggregate of 11,814,057 shares of Class A common stock will be registered for issuance from time to time under the 2021 Plan. The contents of the previous Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission (the “Commission”) on December 16, 2021 (File No. 333-261694), to the extent not otherwise amended or superseded by the contents hereof, is incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act of 1933, as amended (the “Securities Act”) and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The documents containing the information specified in Part I will be delivered to the participants in the Plans as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Registrant hereby incorporates by reference into this Registration Statement the following documents:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

2.	The Company’s Amendment No. 1 on Form 10-K/A to amend the Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

3.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2023;

4.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2023;

5.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023;

6.

The Company’s Current Reports on Form 8-K and Form 8-K/A (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed with the Commission on February 9, 2023, April  3, 2023, April  17, 2023, April  28, 2023, May  3, 2023, June  8, 2023, September  1, 2023, October  2, 2023 and November 15, 2023; and

7.

The description of the Company’s common stock contained in the Company’s Form 8-A filed with the Commission on July  31, 2012, together with any amendments or reports filed for the purposes of updating this description, including Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed on February 21, 2023 pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the Commission rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	breach of a director’s duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	director under Section 174 of the DGCL;

•	transaction from which the director derives an improper personal benefit; or

•	officer in any action by or in the right of the corporation.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the DGCL, we have entered into indemnification agreements with each of our directors and certain of our officers. The indemnification agreements provide that we will indemnify such persons to the fullest extent permitted by Delaware if the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe the indemnitee’s conduct was unlawful. We will indemnify our officers and directors against any and all (a) costs and expenses (including attorneys’ and experts’ fees, expenses and charges) actually and reasonably paid or incurred in connection with investigating, defending, being a witness in or participating in, or preparing to investigate, defend, be a witness in or participate in, and (b) judgments, fines, penalties and amounts paid in settlement in connection with, in the case of either (a) or (b), any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, by reason of the fact that (y) such person is or was a director or officer, employee, agent or fiduciary of the Company or (z) such person is or was serving at our request as a director, officer, employee or agent or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page of this Registration Statement).

99.1	Globus Medical, Inc. 2021 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed on June 8, 2023).

99.2	Globus Medical, Inc. 2021 Equity Incentive Plan Restricted Stock Unit Agreement (incorporated by reference to Exhibit 99.5 of the Company’s Registration Statement on Form S-8 filed on December 16, 2021).

99.3	Globus Medical, Inc. 2021 Equity Incentive Plan Nonqualified Stock Option Agreement (incorporated by reference to Exhibit 99.6 of the Company’s Registration Statement on Form S-8 filed on December 16, 2021).

99.4	Globus Medical, Inc. 2021 Equity Incentive Plan Restricted Stock Agreement (incorporated by reference to Exhibit 99.7 of the Company’s Registration Statement on Form S-8 filed on December 16, 2021).

99.5	Globus Medical, Inc. 2021 Equity Incentive Plan Incentive Stock Option Agreement (incorporated by reference to Exhibit 99.8 of the Company’s Registration Statement on Form S-8 filed on December 16, 2021).

99.6	2014 Equity Incentive Plan of NuVasive, Inc. (incorporated by reference to Exhibit 10.5 of the Company’s Quarterly Report on Form 10-Q filed on November 7, 2023).

99.7	2015 Ellipse Technologies, Inc. Incentive Award Plan (incorporated by reference to Exhibit 10.6 of the Company’s Quarterly Report on Form 10-Q filed on November 7, 2023).

107*	Calculation of Filing Fee Tables.

*	Filed herewith.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables”, in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Audubon, Commonwealth of Pennsylvania on November 30, 2023.

GLOBUS MEDICAL, INC.

By:	/s/ Daniel T. Scavilla
Daniel T. Scavilla
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Kelly G. Huller, acting singly, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Daniel T. Scavilla	President and Chief Executive Officer	November 30, 2023
Daniel T. Scavilla	(Principal Executive Officer)
and Director

/s/ Keith Pfeil Keith Pfeil	Chief Financial Officer Chief Accounting Officer Senior Vice President	November 30, 2023
(Principal Financial Officer)
(Principal Accounting Officer)

/s/ David C. Paul	Executive Chairman and Director	November 30, 2023
David C. Paul

/s/ David D. Davidar	Director	November 30, 2023
David D. Davidar

/s/ Robert Douglas	Director	November 30, 2023
Robert Douglas

/s/ Daniel T. Lemaitre	Director	November 30, 2023
Daniel T. Lemaitre

/s/ James R. Tobin	Director	November 30, 2023
James R. Tobin

/s/ Ann D. Rhoads	Director	November 30, 2023
Ann D. Rhoads

/s/ Stephen T. Zarrilli	Director	November 30, 2023
Stephen T. Zarrilli

/s/ Daniel J. Wolterman	Director	November 30, 2023
Daniel J. Wolterman

/s/ Leslie V. Norwalk	Director	November 30, 2023
Leslie V. Norwalk

/s/ John A. DeFord	Director	November 30, 2023
John A. DeFord